January 18, 2007
Exhibit 99.1

President’s Report

FHLBNY Fourth Quarter Dividend and 2006 Results

FHLBNY Declares a 7.00% Dividend for the Fourth Quarter of 2006
I am pleased to report that our Board of Directors has approved a cash dividend for the fourth quarter of 2006 at the rate of 7.00 percent (annualized). The Home Loan Bank’s dividend rate for the third quarter was 6.25 percent. The dollar amount of the fourth quarter dividend will be approximately
$67 million. The dividend will be distributed to member financial institutions on January 31, 2007.

The average rate for dividends paid on the basis of stock ownership in 2006 was 6.06 percent, and the total cash dividend paid for these four quarters was approximately $230 million.

The dividend reflects the Bank’s low-risk profile and conservative investment strategy.

Fourth Quarter and Full-year 2006 Operating Results
Net income for the quarter ended December 31, 2006, was $70.3 million, an increase of 25 percent compared with $56.2 million for the same period in 2005. Net interest income increased $25.8 million, or 25 percent, to $129.2 million for the quarter, up from $103.4 million for the same period in 2005. This increase in net interest income is due primarily to better spreads on advances and investments combined with increased earnings on our capital due to higher interest rates.

For the year, the Bank earned $285.2 million, up 24% from the $230.2 million of earnings for 2005.

Fourth Quarter 2006 Balance-Sheet Highlights
Total assets decreased 3.90 percent to $81.7 billion at December 31, 2006, from $85 billion at year-end 2005. Advances were down to $59 billion, compared with $61.9 billion at year-end 2005, and represented 72.20 percent of total assets. Investments and short-term money-market instruments declined 3.00 percent to $20.5 billion, compared with $21.2 billion at year-end 2005. Member-mortgage assets were approximately the same at the end of 2006, $1.5 billion, as compared to year-end 2005. As a percent of total assets, Capital increased to 4.78 percent on December 31, 2006 as compared with 4.57 percent at year-end 2005.

Sincerely,

Alfred A. DelliBovi
President & CEO